Exhibit 99.1

Cue Health to Pursue Wind Down of the Business

San Diego, CA – May 28, 2024 – Cue Health Inc. (“Cue” or the “Company”) (Nasdaq: HLTH), a healthcare technology company, today announced the Company has filed voluntary petitions under Chapter 7 of the U.S. Bankruptcy Code in the District of Delaware to pursue a wind down of its business.

Cue has been working diligently to strengthen the Company’s financial foundation, including taking a number of actions to reduce costs and improve operational efficiency. Cue also undertook an extensive process to locate additional financing or effect a strategic transaction. Despite its best efforts and after a comprehensive review, Cue’s Board of Directors in consultation with the Company’s advisors, has concluded that it is in the best interest of the Company and its stakeholders to file for Chapter 7 relief.

Cue is grateful to its employees for their contributions, hard work, and commitment to the business, and thankful to its customers and vendors for their partnership over the years.

A bankruptcy trustee will be appointed shortly to gather and sell the Company’s assets and use the proceeds to pay creditors in accordance with the provisions of the Bankruptcy Code.

Contact:

cuehealthcommunications@fticonsulting.com